As filed with the Securities and Exchange Commission on August 9, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALOPTIONS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	73-1703260 (I.R.S. Employer Identification Number)
75 Rockefeller Plaza, 27th Floor
New York, NY 10019

2005 Stock Option Plan
2006 Stock Option Plan
(Full Title of the Plan)

Harvey W. Schiller
Chairman & Chief Executive Officer
GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
(Name and Address of Agent for Service)
Telephone: (212) 445-6262
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.001 per share, to be issued pursuant to the 2005 Stock Option Plan	6,500,000	$2.08 (2)	$13,520,000 (2)	$1,446.64
Common stock, par value $.001 per share, to be issued pursuant to the 2006 Stock Option Plan	8,500,000	$2.08 (2)	$17,680,000 (2)	$1,891.76
TOTAL				$3,338.40
(1)
Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of either the 2005 Stock Option Plan or the 2006 Stock Option Plan.

(2)
Pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933, the maximum offering price is calculated by using the average of the bid and asked prices of the Registrant's common shares on the OTC Bulletin Board on August 3, 2006.

EXPLANATORY NOTES

GlobalOptions Group, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of our common stock, $0.001 par value per share, issuable under our 2005 Stock Option Plan and our 2006 Stock Option Plan.

This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffering prospectus may be used for reofferings and resales of up to 6,500,000 shares of our common stock acquired pursuant to our 2005 Stock Option Plan and up to 8,500,000 shares of our common stock acquired pursuant to our 2006 Stock Option Plan.

  PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

i

PROSPECTUS

15,000,000 SHARES OF COMMON STOCK

GlobalOptions Group, Inc.

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that were issued or may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2005 Stock Option Plan or our 2006 Stock Option Plan. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use this prospectus to reoffer and resell such shares or the shares underlying such options, we will distribute a prospectus supplement.

The resale of these shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. We will not receive any of the proceeds from the resale of the shares.

Our common stock is traded on the OTC Bulletin Board under the symbol "GLOI." On August 7, 2006, the last reported sale for our common stock was $2.05.

Investing in our common stock involves a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 9, 2006.

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TABLE OF CONTENTS

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	ii

THE COMPANY	1

RISK FACTORS	3

WHERE YOU CAN FIND MORE INFORMATION	6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	7

FORWARD LOOKING STATEMENTS	8

USE OF PROCEEDS	8

SELLING STOCKHOLDERS	8

PLAN OF DISTRIBUTION	11

LEGAL MATTERS	12

EXPERTS	12

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	12

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II-1

iii

THE COMPANY

Overview

We are a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. Our risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance. These engagements take our staff around the world and are typically highly sensitive engagements where we are interacting with senior leaders in corporations and governments. Our overall mission is to identify, evaluate, assess, prevent and correct issues that may threaten people, organizations or strategic initiatives for corporations and governments.

We aim to become, through acquisition and new product development, a major risk mitigation solutions company in the $14 billion risk mitigation industry. We are in the first stages of executing upon our long-term strategic vision. We have what we believe to be an experienced management team and experienced advisory boards. We are currently in discussions with several privately-owned firms in the risk mitigation industry to potentially consolidate them in our platform. If acquired, these firms would potentially give us a greater revenue base, geographic reach into many countries around the world, and continuity of experience that would complement our current team and capabilities.

On August 14, 2005, our wholly-owned subsidiary GlobalOptions, Inc., a Delaware corporation, acquired substantially all of the business and assets of Confidential Business Resources, Inc. (“CBR”), a Tennessee corporation and the first company that had been identified as part of our growth strategy. Subsequent acquisitions include those of James Lee Witt & Associates, LLC (“JLWA”) in March 2006 and Safir Rosetti, LLC and Secure Source, Inc. in May 2006. We have identified two additional targets that we believe would expand our size and accelerate our development in the risk mitigation industry.

We seek to leverage our executive-level contacts, management and advisory teams across all of our product and service offerings, while building a lower-cost infrastructure than any of the individual businesses could achieve on its own. We expect that a shared services approach to administrative areas will leverage indirect costs and help us meet our profit goals. Areas for inclusion in the shared services will be global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, and legal compliance.

Business Services

We are an international risk assessment firm. Our management, staff and advisory boards include security and terrorism experts formerly in the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists. We provide services to governments, law firms, private clients and corporations.

We have been awarded “approved” status as a vendor of consulting and related services to United States government agencies by the U.S. General Services Administration (GSA). We are a MOBIS (management, organizational and business improvement services) contractor, and members of our staff have high-level government security clearances.

We are organized into three major business segments:

•	Investigations and Litigation Support

Our investigative team includes highly educated and trained investigators who understand the complexities in uncovering factual circumstances surrounding sensitive investigations. Our specialists have extensive experience providing discreet and timely investigative and business intelligence services to law firms, corporations and individuals, both domestically and abroad. Geographically, we provide investigations services through nine locations across the United States.

•	Crisis Management and Corporate Governance

We assist governments, corporations and individuals in the development and implementation of crisis management and emergency response plans. Our staff is attuned to regional, national and international political issues and has government and media contacts worldwide. While public relations firms provide media expertise, we believe that they generally do not offer other critical skills, such as our ability to put management, security and communication resources on the ground in an expedited manner.

•	Risk Management and Security

We help clients solve problems that fall outside the scope of mainstream management resources by providing highly specialized and customized security services. We provide security assessments, executive protection, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, protection from stalkers, private travel management, and the design, implementation and management of total security systems. We have performed risk assessments of corporate headquarters, chemical weapon stockpiles, nuclear installations and reactors, factories, yachts, private aircraft, homes, transportation systems, government facilities, political conventions, sports stadiums and sporting events.

Principal Executive Offices

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Our telephone number is (212) 445-6262, and our fax number is (212) 445-0053. Our website is located at www.globaloptions.com. Information on our website is not part of this Prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. If any of the following circumstances occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

We are an emerging company and have a history of operating losses and uncertain future profitability.

We were founded in 1998 and are still in the process of developing our risk mitigation, investigative and global security services. We have incurred significant operating losses since inception, including cumulative net losses available to common stockholders of approximately $7.9 million over the three months ended March 31, 2006 and the preceding three years. We incurred a net loss available to common stockholders of $1,232,544 for the three months ended March 31, 2006 and of $1,396,993 and $4,549,723 for the years ended December 31, 2004 and December 31, 2005, respectively. We expect to incur larger losses in the future as we implement our acquisition strategy. We cannot anticipate when or if we will achieve profitability in the future. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

We are a worldwide business and are therefore influenced by factors and regulations in many countries.

We undertake our business worldwide. The occurrence of any of the following risks could have a materially adverse effect on both the market for our services or our ability to provide them, and/or the profits and services of our clients; as a result, these risks could materially adversely affect the operations and value of any of our services that we offer to overseas clients:

•	changes in, and difficulty in complying with, laws and regulations of the different countries including authority to trade or perform the services of a private security company;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment of foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments including tariffs and limitations on imports and exports; and

•	difficulty in collecting accounts receivable and longer collection times.

Our business is vulnerable to fluctuations in government spending.

Because many of our contracts are with governmental entities, our business is subject to certain risks, including global economic developments, wars, political instability, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. For example, the 2005 Homeland Security Appropriations Act provided $28.9 billion in discretionary spending for the Department of Homeland Security, $1.8 billion more than the 2004 level of funding, which may result in increased business opportunities for us. However, because many clients are federal, state or municipal governmental agencies with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

We may have difficulty pursuing our acquisition strategy and affiliates may face potential conflicts.

We intend to grow through acquisitions. While we have recently completed one such acquisition, we may not be able to identify additional suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of competitors have also adopted a strategy of expanding and diversifying through acquisitions. We will likely experience significant competition in our effort to execute an acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the acquisition targets than it would otherwise want to pay.

The integration of acquired companies may be difficult and may result in a failure to realize some of the anticipated potential benefits of some acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of such acquired businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of any acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients could cause our revenues to decline substantially.

During each of the past two fiscal years, sales of our services to a limited number of clients have accounted for a substantial percentage of our total revenues. Our three largest clients accounted for approximately 38%, 26% and 3% of revenues for the three months ended March 31, 2006. Our three largest clients accounted for approximately 45% of our revenues for the year ended December 31, 2005 and approximately 48% of our revenues for the year ended December 31, 2004. This concentration of clients can cause our revenues and earnings to fluctuate from quarter-to-quarter, based on the requirements of our clients and the timing of delivery of services. Although the particular clients are likely to change from period to period, we believe that large engagements by a limited number of clients will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in engagements from a major client, or the failure to generate significant revenues from other clients, could have a material adverse effect on our financial results.

Competitive conditions could adversely affect our business.

We operate in a number of geographic and service markets, all of which are highly competitive with few barriers to entry. If we are unable to respond effectively to our competitors, some of which have greater financial resources, our business and results of operations will be materially adversely affected. In the risk management and security market, our competitors include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide. Some of these firms have indicated an interest in providing services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of our company.

Our professional reputation, which is critical to our business, is especially vulnerable to circumstances outside our control.

As a company in a client service business, we depend upon our reputation and the individual reputations of our senior professionals to obtain new client engagements. We obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes our reputation or the reputations of our senior professionals may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect our business. In addition to any direct liability from any damaging events, any circumstances, including those where we are not at fault, which might publicly damage our goodwill, injure our reputation, or damage our business relationships may lead to a broader materially adverse effect on our business and prospects through loss of business, goodwill, clients, agents and employees.

Our ability to sell our products and services and grow our business could be significantly impaired if we fail to retain or recruit key personnel.

Our success will depend to a significant extent upon the abilities and high visibility of members of our senior management including Harvey W. Schiller, Ph.D., our Chairman and Chief Executive Officer, our Board of Directors and our advisory boards. The loss of the services of Dr. Schiller or any other executive officers, directors or advisors, could have a materially adverse effect upon our business. Our future success and growth also largely depends upon our ability to attract, motivate and retain additional highly competent technical, management, sales and marketing personnel. Competition for such qualified individuals is highly competitive in the global security market, and we cannot guarantee that we will be successful in attracting and retaining such personnel. Departure and additions of key personnel may be disruptive to and detrimentally affect our business, operating results and financial condition.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims, both asserted and unasserted, incidental to our businesses, some of which may be substantial. For example, those claims may include, but are not limited to, damages asserted by persons who are screened by us, regulatory agencies, clients, third parties and various other business-related matters. Final resolution of these matters in the future may impact our results of operations or cash flows.

Our exposure in a future liability action could exceed our insurance coverage.

We may be held liable should any present or future product or service offerings fail. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for our activities or guarantee that every contract contains or will contain adequate limitations on our liability. Because of the increasing cost of liability insurance, we may not be able to obtain sufficient amounts of insurance coverage, additional insurance when needed or reasonably-priced insurance policies. If we are sued for any injury caused by our business offerings, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services that we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace, and adverse publicity or potential litigation concerning the commercial use of such information, may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and revenue loss.

Our inability to accurately forecast costs of fixed price contracts could result in lower than expected margins and profitability.

When working on a fixed-price basis, we deliver our services to a client’s specifications or requirements for a particular project based on a mutually agreed upon service level agreement. The profits of these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, need for unforeseen specialized subcontractors, difficulties with new technologies, and economic and other changes that may occur during the term of the contract. If for any reason the costs are substantially higher than expected, we may incur losses on fixed-price contracts and our profitability on a periodic basis could be adversely effected.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended

•	Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 2005

•	Quarterly Report on Form 10-QSB for the Fiscal Quarter Ended March 31, 2006

•	Current Report on Form 8-K Filed on June 29, 2006

•	Current Report on Form 8-K Filed on June 16, 2006

•	Current Reports on Form 8-K Filed on May 16, 2006, as amended

•	Current Report on Form 8-K Filed on May 3, 2006

•	Current Report on Form 8-K Filed on April 7, 2006

•	Current Report on Form 8-K Filed on March 16, 2006, as amended

•	Current Report on Form 8-K Filed on February 1, 2006

•	Current Report on Form 8-K Filed on January 18, 2006

We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Fl. New York, NY 10019, telephone (212) 445-6262.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “project,” “seek,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the shares of common stock will go to the stockholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2005 Stock Option Plan and our 2006 Stock Option Plan. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling stockholders as a result of the anti-dilution provisions of our 2005 Stock Option Plan and our 2006 Stock Option Plan.

The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder as of August 3, 2006, (ii) the number of shares of common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Being Offered(2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Outstanding Common Stock Owned After Offering

Harvey W. Schiller, Chief Executive Officer and Chairman	1,375,500(4)	3,176,471	192,853	1.0%

Jeffrey O. Nyweide, Chief Financial Officer, Executive Vice President & Secretary	4,902(5)	1,014,706	0	0

Per-Olof Lööf, Director	270,372(6)	145,000	172,247	* %

Daniel Burstein, Director	117,942(7)	152,353	0	0

Ronald Starr, Director	130,442(8)	184,853	0	0

John Bujouves, Director	105,000(9)	145,000	0	0

Neil Livingstone, Chief Executive Officer-Global-International	3,078,433(10)	588,235	2,647,059	13.8%

Thomas Ondeck, President-Global International	3,078,433(11)	588,235	2,647,059	13.8%

Halsey Fisher, President of Investigations-GlobalOptions, Inc.	0	375,000	0	0

David NiCastro, Senior Executive, Secure Source - GlobalOptions, Inc.	200,421(12)	248,756	200,421	10.5%

_________________

* Less than 1%.

(1)
Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)	Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(3)
Beneficial ownership of shares held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)
Consists of 179,103 shares of our common stock, 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 2,750 shares of our common stock reserved for issuance upon exercise of warrants, 1,182,646 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan (“2005 Plan”).

(5)	Consists of 4,902 shares of our common stock issuable upon the exercise of stock options exercisable under the 2005 Plan.

(6)
Consists of 165,372 shares of our common stock, 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 1,375 shares of our common stock reserved for issuance upon exercise of warrants held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf , 65,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2005 Plan and 40,000 shares of our common stock issuable upon exercise of stock option exercisable under the 2006 Stock Option Plan (“2006 Plan”).

(7)
Consists of 67,942 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Plan and 50,000 shares of our common stock issuable upon exercise of stock options exercisable under the 2006 Plan.

(8)
Consists of 80,442 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Plan and 50,000 shares of our common stock issuable upon exercise of stock options exercisable under the 2006 Plan.

(9)
Consists of 65,000 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Plan and 40,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Plan.

(10)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Dr. Livingstone is a director and significant member.

(11)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Mr. Ondeck is a director and significant member.

(12)	Consists of 200,421shares of our common stock.

PLAN OF DISTRIBUTION

This offering is self-underwritten. Neither the selling stockholders nor we have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	on any stock exchange on which the shares of common stock may be listed at the time of sale;
•	in negotiated transactions;
•	in the over-the-counter market; or
•	in a combination of any of the above transactions.

The selling stockholders may offer their shares of common stock at any of the following prices:

•	fixed prices which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	at negotiated prices.

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated by reference to the annual report on Form 10-KSB have been incorporated in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated by reference to the current reports on Form 8-K have been incorporated in reliance on the reports of Rubino & McGeehan, Chartered Certified Public Accountants, accountants of JLWA, Friedberg, Smith & Co., P.C., accountants of Safir Rosetti, LLC, and Weaver And Tidwell, L.L.P., accountants of Secure Source, Inc., given on the authority of said firms as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 2005

•	Quarterly Report on Form 10-QSB for the Fiscal Quarter Ended March 31, 2006

•	Current Report on Form 8-K Filed on June 29, 2006

•	Current Report on Form 8-K Filed on June 16, 2006

•	Current Reports on Form 8-K Filed on May 16, 2006, as amended

•	Current Report on Form 8-K Filed on May 3, 2006

•	Current Report on Form 8-K Filed on April 7, 2006

•	Current Report on Form 8-K Filed on March 16, 2006, as amended

•	Current Report on Form 8-K Filed on February 1, 2006

•	Current Report on Form 8-K Filed on January 18, 2006

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
(212) 445-6262
Attention: Chief Financial Officer

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of common stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

Item 6. Indemnification of Directors and Officers

Nevada corporation law provides that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	by court order.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless a final adjudication establishes that such acts or omissions involve: (i) intentional misconduct , (ii) fraud, or (iii) a knowing violation of the law that was material to the cause of action.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSES	AMOUNT

Registration Fee	$3,500
Costs of Printing and Engraving	5,000
Legal Fees	10,000
Accounting Fees	5,000
Miscellaneous	3,000

TOTAL	$26,50026,500

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

23.1	Consent of Marcum & Kliegman LLP

23.2	Consent of Rubino & McGeehan, Chartered Certified Public Accountants

23.3	Consent of Friedberg, Smith & Co., P.C.

24.4	Consent of Weaver and Tidwell, L.L.P.

Item 9. Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on the 9th day of August, 2006.

GLOBALOPTIONS GROUP, INC.

By:	/s/Harvey W. Schiller
Name:
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of GlobalOptions Group, Inc., hereby severally constitute and appoint Harvey W. Schiller and Jeffrey O. Nyweide, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Harvey W. Schiller	Chairman, Chief Executive Officer and Director	August 9, 2006
Harvey W. Schiller

/s/ Jeffrey O. Nyweide	Chief Financial Officer, Executive Vice President--Corporate Development and Secretary	August 9, 2006
Jeffrey O. Nyweide
/s/ Per-Olof Lööf	Director	August 9, 2006
Per-Olof Lööf
/s/ Daniel L. Burstein	Director	August 9, 2006
Daniel L. Burstein /s/ Ronald M. Starr	Director	August 9, 2006
Ronald M. Starr /s/ John P. Bujouves	Director	August 9, 2006
John P. Bujouves